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                                                                   EXHIBIT 10bb


                    SEPARATION AGREEMENT AND GENERAL RELEASE

                  This Separation Agreement and General Release (the "Agreement") is entered into as of this ___ day of January, 2002 by and between Mark S. Schwartz ("Schwartz") and Kmart Corporation (the "Company").

                                   WITNESSETH

                  WHEREAS, Schwartz was employed by the Company as the President and Chief Operating Officer pursuant to an Employment Agreement dated December 3, 2001 (the "Employment Agreement") until such employment concluded effective January 15, 2002;

                  WHEREAS, the parties agree that pursuant to Section 9(d)(ii) of the Employment Agreement, Schwartz could be entitled to the payment and/or delivery of severance rights and benefits equal in value to approximately $4,000,000; and

                  WHEREAS, Schwartz and the Company desire to settle fully and finally any differences, rights and duties arising between them, including, but in no way limited to, any differences, rights, and duties that have arisen or might arise out of or are in any way related to Schwartz's employment with the Company and/or the conclusion of that employment;

                  NOW, THEREFORE, in consideration of the promises and of the releases, representations, covenants and obligations herein contained, the sufficiency of which is hereby acknowledged, Schwartz and the Company agree as follows:

                  1. Termination Date. The parties mutually agree that Schwartz's employment with the Company terminated effective January 15, 2002, and that Schwartz shall no longer hold any positions as an officer, director or employee of the Company or any of its respective parents, subsidiaries and affiliates. Schwartz further agrees to execute such documents and take such actions as may be necessary or desirable to effectuate the foregoing.

                  2. Loan Forgiveness. In an exchange for value by which the Company obtains the release of claims and other obligations detailed in this Agreement, the Company agrees that Schwartz's obligation to repay the loan set forth in Paragraph 6(e) of the Employment Agreement (the "Loan") and memorialized in the Promissory Note between the parties dated as December 3, 2001, and any and all accrued interest thereon, shall be forgiven in full. The Company further agrees to pay to the relevant government authorities all applicable federal, state and local income and excise taxes, when and to the extent, if any, that such taxes are payable by Schwartz, including, without limitation, any tax imposed by Section 4999 of the Code or any similar tax.


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                  3. Release. As a material inducement for the Company to enter into this Agreement and in consideration for the promises of the Company set forth in this Agreement, Schwartz hereby voluntarily and irrevocably releases, acquits, and forever discharges the Company, its parents, subsidiaries, divisions and other affiliates, together with their present and former stockholders, officers, directors, agents, representatives, attorneys, servants, employees, and each of their predecessors, successors and assigns, whether herein specifically named or not (collectively, the "Releasees"), from any and all claims, demands, liabilities, debts, judgments, damages, expenses, actions, causes of action or suits of any kind which against them Schwartz, his heirs, personal representatives, successors and assigns (Schwartz and his "Related Persons"), may have had or may now have, whether known or unknown, which are based on any matter, cause, or thing whatsoever, from the beginning of time to the date Schwartz signs this Agreement (the "Release"). The Release includes, but is not limited to, any rights or claims arising out of, or relating in any way to: (a) Schwartz's employment with the Company and/or the termination of such employment, including, without limitation, claims arising under the common law of the State of Michigan and claims for tort, defamation, breach of express or implied employment contract or other contract, wrongful discharge, intentional infliction of emotional distress, and incidental or consequential damages; (b) the Employment Agreement, including, without limitation, any entitlement Schwartz may have to the payment and/or delivery of any of the severance rights and benefits set forth in Section 9(d)(ii) of the Employment Agreement; (c) claims arising under any statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, or the Family and Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Whistle Blowers' Protection Act, the Michigan Persons with Disabilities Civil Rights Act, each as amended, or any other federal, state or local law, regulation, ordinance or common law; and (d) claims arising under any policy, plan, agreement, understanding or promise, written or oral, formal or informal, between any of the Releasees and Schwartz, including, without limitation, claims for lost wages, vacation pay, severance pay, bonus payments, stock options, earnings of any kind, lost or reduced employment or fringe benefits. Schwartz further understands and acknowledges that it is within his contemplation that he may have claims that he does not know of or suspect to exist in his favor at the time of executing this Agreement, and which, if known by him, might have materially affected his settlement with the Releasees, and Schwartz does hereby expressly waive those claims and expressly waives the provisions of any laws providing in substance that releases shall not extend to any such claims.

                  4. Covenants Not to Sue. Schwartz represents and acknowledges that there are no complaints, charges or lawsuits asserted by or on behalf of Schwartz and his Related Persons pending against the Releasees arising out of the matters released in paragraph 3. Schwartz covenants and agrees that neither he nor his Related


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Persons shall file or commence any lawsuit or arbitration of any nature whatsoever against the Releasees arising out of any of the matters released in paragraph 3. Nothing in this Agreement shall limit either party from filing a lawsuit or other action for the sole purpose of enforcing this Agreement.

                  5. Confidentiality. The parties agree that they shall keep the settlement negotiations and the existence, terms and conditions of this Agreement completely confidential and shall not disclose, divulge or communicate or cause to be disclosed, divulged or communicated the same to any person whatsoever (whether an individual, firm, corporation or other entity), except by Schwartz to his immediate family and by the Company to those with a business need to know as reasonably determined by the Company in its sole discretion, and as may be required by either party (i) in the course of obtaining legal or financial advice with respect to the rights and obligations created hereby, (ii) in the preparation of federal, state or local tax returns, (iii) in the course of enforcing any right or obligation under this Agreement or (iv) pursuant to a valid court order or similar legal process; provided, that prior to making any such disclosure, the disclosing party will promptly notify the non-disclosing party of such request or requirement so that the non-disclosing party, if it so chooses, will have sufficient opportunity to seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief. In any such case, the disclosing party will use its reasonable efforts to cooperate with the non-disclosing party in its efforts to avoid or minimize the required disclosure and/or to obtain such protective order or other relief.. The parties represent that during the negotiations leading up to this Agreement, they have not discussed the subject matter of this Agreement with any person or persons other than those to whom such disclosure is permitted pursuant to this paragraph 5.

                  6. Restrictive Covenants/Cooperation/Non-Disparagement/Etc.
Schwartz acknowledges and agrees that he is and continues to be bound by the provisions of Section 10 of the Employment Agreement and that such provisions are incorporated by reference herein and shall remain in full force and effect for their duration.

                  7. Return of Company Property. Schwartz has returned or will immediately return to the Company all property of the Releasees which is in his possession, including, but not limited to, customer or client lists, documents, contracts, agreements, plans, photographs, books, notes, memoranda, manuals, records, electronically stored data, proprietary computer software, source codes, algorithms and all copies of the foregoing, as well as any laptop or other computer hardware, automobile or other materials or equipment supplied by the Company to Schwartz. Schwartz shall immediately allow the Company reasonable access to his home for the purpose of retrieving any such items.



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                  8. Indemnification. Nothing contained in this Agreement shall affect or impair any rights Schwartz may have to indemnification pursuant to all applicable directors' and officers' liability insurance policies of the Company.

                  9. No Admission of Wrongdoing. Nothing herein shall be deemed to constitute an admission of liability to Schwartz or of any wrongdoing or improper conduct on the part of the Releasees, all of which the Releasees expressly and specifically deny.

                  10. Consultation with Attorney/Revocation/Voluntary Agreement. Schwartz acknowledges, understands, represents and agrees that (a) the Company has advised Schwartz of his right to consult with an attorney prior to executing this Agreement; (b) Schwartz has had the opportunity to consult with an attorney regarding the terms of this Agreement prior to executing it; (c) Schwartz has been given twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the Release, although Schwartz may sign and return it sooner if he so desires; (d) Schwartz has the right to revoke this Agreement for a period of seven (7) days after signing it and must do so in a writing signed by Schwartz and received by Tim Crow, Senior Vice President, Human Resources, Kmart Corporation, Resource Center, 3100 West Big Beaver Road, Troy, MI 48084-3163, before 5:00 p.m. on the seventh (7th) day of the revocation period; (e) in the event that Schwartz revokes this Agreement, it shall have no force or effect and the Company shall not forgive the Loan pursuant to paragraph 2, above; (f) the Company is under no pre-existing obligation to offer Schwartz this Agreement; (h) Schwartz is under no pre-existing obligation to consent to the Release; (g) Schwartz has carefully read and fully understands all of the provisions of this Agreement; and (h) Schwartz is entering into this Agreement, including the Release, knowingly, freely and voluntarily in exchange for good and valuable consideration.

                  11. Assignment. This Agreement is personal to Schwartz and may not be assigned by Schwartz. This Agreement is binding on, and shall inure to the benefit of, the Releasees.

                  12. No Oral Modification. This Agreement may not be changed orally, but may be changed only in a writing signed by the parties hereto or their duly authorized representatives.

                  13. Enforceability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof shall not in any way be affected or impaired thereby, and any such provision or provisions shall be enforced to the fullest extent permitted by law. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing



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them so as to be enforceable to the maximum extent compatible with applicable law.

                  14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, without reference to its choice of law rules. Any disputes arising out of or relating to this Agreement, other than proceedings for injunctive relief, shall be resolved by arbitration in Troy, Michigan in accordance with the rules of the American Arbitration Association.

                  15. Attorneys' Fees. If any party brings any claim for breach of this Agreement, the prevailing party shall be awarded its reasonable attorneys' fees in connection with the claims on which it prevails.

                  16. Waiver. The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

                  17. Entire Agreement. This Agreement sets forth the entire understanding between Schwartz and the Company and supersedes all prior agreements, representations, discussions, and understandings concerning the subject matter hereof. Schwartz represents that, in executing this Agreement, Schwartz has not relied upon any representation or statement made by any of the Releasees other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

                          READ CAREFULLY BEFORE SIGNING

         KMART CORPORATION                  MARK S. SCHWARTZ



By:
         --------------------------         ---------------------------------
         Name:
         Title:




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